Exhibit 99.1
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          ImproveNet Announces Agreement to Merge With eTechLogix

REDWOOD CITY, Calif. & SCOTTSDALE, Ariz.--(BUSINESS WIRE)--June 10, 2002--ImproveNet, Inc. (OTCBB:IMPV - News), a national home improvement service company, will merge operations with eTechLogix, Inc., the leading developer and marketer of enterprise commerce management software applications for the $1 trillion a year building materials industry.

The financial terms of the agreement and the date of closing were not disclosed; however, ImproveNet management estimates that the offer represents a premium above the realizable value of the Company's assets, minus the liabilities. As part of the merger process, ImproveNet shareholders will be offered a share buyback at a price to be finalized on or before the closing date. The two companies signed a letter of intent this morning and are in the process of negotiating final terms of the transaction.

The new merged company will be led by eTechLogix's CEO, Jeffrey Rassas from its Scottsdale, Arizona headquarters. In anticipation of the merger, the companies will begin providing joint management and operational support to facilitate the transition and maximize cash available for the shareholder buyback. Ongoing management and support will be a combination of eTechLogix and ImproveNet personnel. As a result, 19 of ImproveNet's 28 employees were terminated effective June 7, 2002 and Ron Cooper stepped down as CEO.

Mr. Cooper will provide management support, as well as remain ImproveNet's Chairman of the Board until the merger is completed. The websites www.ImproveNet.com and www.ImproveNetPRO.com will continue to operate. No interruption is anticipated to ImproveNet's Find-A-Contractor service which matches homeowners' remodeling needs with local, available pre-screened contractors.

The management team at eTechLogix began developing fully integrated business software in 1988. Today, eTechLogix creates and markets software under the product trademarks of SmartFusion(TM) and eCommerce Gateway(TM) (ECG). Applications include business-to-business and business-to-consumer e-commerce solutions and improved communications throughout building industry distribution channels. Industry clients of eTechLogix include Roofing Wholesale Company, MW/Patriot Windows, Alside, Superior Windows, Sooner and Showcase.

"This is truly a match made in builder heaven. eTechLogix markets from top down, manufacturer to distributor, where ImproveNet markets from the bottom up, consumer to contractor. Our meeting in the middle will combine portal to application, creating a community that connects the entire Value Chain," said Mr. Rassas, eTechLogix CEO.

During its six years of operation, ImproveNet has helped more than 250,000 homeowners to successfully complete their home remodeling projects through the services of nearly 30,000 active contractors and more than 60,000 web pages of remodeling advice, design ideas, product information, and planning tools.

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"Together, ImproveNet and eTechLogix can offer a more complete solution to all of our customers -- homeowners, contractors, distributors and manufacturers -- through the home improvement process," Mr. Cooper said.

About ImproveNet

ImproveNet Inc., provides residential remodeling solutions for homeowners, professionals and suppliers. ImproveNet's "Find-A-Contractor" service matches homeowners' remodeling needs with local, available pre-screened contractors. Premiere Services include ImproveNet Contracting remodeling, as well as Installed Sales support for retailers. Marketing Services include Smart Leads(TM) direct marketing and online advertising. ImproveNet's website provides more than 60,000 pages of remodeling advice, design ideas, product information, and budgeting tools. For more information, visit www.ImproveNet.com, www.ImproveNetContracting.com or call 800-437-0473.

About eTechLogix, Inc.

The founders of eTechLogix, Homayoon Farsi and Naser Ahmad began developing fully integrated business software applications for the building materials industry in 1989. eTechLogix is a privately held company founded in 1994 with 45 employees. eTechLogix is a leading developer and marketer of Enterprise Commerce Management (ECM) software sold under the product trademark of SmartFusion(TM) and eCommerce Gateway(TM) (ECG) to the Manufacturing and Distribution Industries within the $1 trillion a year building materials industry. eTechLogix has recognized the tremendous need within these industries for technology solutions to solve critical business needs that focus on increasing revenue and eliminating inefficiencies in the Value Chain. The SmartFusion(TM) suite includes a site builder, content builder, configurator, enabler and CRM module. eTechLogix operates from its headquarters facility located in Scottsdale, Arizona, with development offices in India and Dhaka. For more information on eTechLogix, visit the Company's web site at www.etechlogix.com or call 1-480-346-0000.

Forward-Looking Statements

Certain statements contained herein, including without limitations, statements addressing the intentions, beliefs, objectives, estimates or expectations of the Company or future results or events constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including, but not limited to, the ability of the Company to conclude the terms of a definitive agreement with eTechLogix, Inc. and to successfully complete the contemplated merger, general economic and business conditions, accumulation of losses and failure to achieve profitability, matters relating to multi-year commercial contracts, the Company's dependence on availability of qualified service providers, the acceptance and use of the Internet, the company's new and unproven business model, development of brand recognition, dependence on third-party relationships to attract visitors to the web site, receipt of win fees, and conditions in the home improvement industry including seasonality. There can be no assurance that the actual future results, performance, or

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achievements expressed or implied by such forward-looking statements will actually occur. Users of forward-looking statements are encouraged to review the Company's Form 10K, dated April 6, 2001, and other federal securities law filings for a description of important factors that may affect the Company's businesses, results of operations and financial condition.

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Contact:

     Building Profits (for ImproveNet)
     Nora DePalma, 770/772-4726
     ndepalma@building-profits.com

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